CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Form 8-K/A of Carolina Financial Corporation of our report dated March 10, 2017, relating to the consolidated financial statements of Greer Bancshares Incorporated as of December 31, 2016 and 2015 and for each of the years then ended.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

March 30, 2017

www.elliottdavis.com